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                                                                  Exhibit 23.02

                   Consent of KPMG LLP, Independent Auditors

The Board of Directors
ONI Systems Corp.:

   We consent to the use of our report included herein dated March 9, 2000, related to the consolidated balance sheets of ONI Systems Corp. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from October 20, 1997 (inception) to December 31, 1997 and for each of the years in the two-year period ended December 31, 1999 and to the reference to our firm under the heading "Experts" and "Selected Consolidated Financial Data" in the prospectus.

                                          /s/ KPMG LLP

Mountain View, California

October 5, 2000